Exhibit No. 11

Armstrong World Industries, Inc. and Subsidiaries

Computation of Earnings Per Share

(dollar amounts in millions, except per share data)

	2012	2011	2010
Basic earnings per share from continuing operations
Earnings from continuing operations	$144.4	$112.8	$15.1
Earnings allocated to participating non-vested share awards	(1.0)	(0.8)	—

Earnings from continuing operations attributable to common shares	$143.4	$112.0	$15.1
Basic weighted average number of common shares outstanding	58.9	58.3	57.7
Basic earnings per share from continuing operations	$2.43	$1.92	$0.26

Diluted earnings per share from continuing operations
Earnings from continuing operations	$144.4	$112.8	$15.1
Earnings allocated to participating non-vested share awards	(1.0)	(0.8)	—

Earnings from continuing operations attributable to common shares	$143.4	$112.0	$15.1
Basic weighted average number of common shares outstanding	58.9	58.3	57.7
Weighted average number of common shares issuable under stock option or unvested stock grants	0.6	0.5	0.5

Diluted weighted average number of common shares outstanding	59.5	58.8	58.2
Diluted earnings per share from continuing operations	$2.41	$1.91	$0.26